Exhibit 10.b.

Federal Signal Corporation
Management Incentive Plan–Detailed Specifications

The following Management Incentive Plan specifications provide a detailed description of a new annual incentive bonus arrangement for Federal Signal Corporation executives. The plan will provide key corporate and business unit executives an opportunity to earn an annual cash award based on the level of achievement of specific “Economic Value” (“EV”) based goals over a 12-month period and beyond.

Effective Date	The effective date of the plan will be January 1, 2005, and will replace the annual bonus opportunity offered under the existing Management Incentive Plan.

Performance Period	The measurement period, for earning an award under this Plan, will be 12 months in length, which will correspond to the calendar year.

General Plan Concept	Specific EV goals will be established for each 12-month performance period (i.e., 3-year goals stated in annual increments). The level of achievement of the preestablished EV goals by the end of each year will determine the size of the corresponding bonus earned by each participant for that year. A “carry-forward” feature will exist, such that bonus dollars at or above target not earned in any year can be re-earned over the next two years (50% in the first year, and the remaining 50% in the second year).

Eligibility	Top executives and key contributors at both the corporate and business unit levels (i.e., approximately 244 incumbents) will be eligible to participate in this Plan for 2005. This includes corporate officers and direct reports, and Group and Business Unit Heads, Vice Presidents, and specified managers.

The Plan may be expanded in 2006 to include all salary-exempt employees. Further expansion is possible in 2007 to include all hourly employees.

Award Opportunities	Minimum, target, and maximum award opportunities will be established for each participant level, as a percentage of salary grade midpoint for each grade.

The minimum opportunity will be 50 percent of target and maximum will be 200 percent of target (with target being 100%).

Carry-Forward Opportunity	If, in any 12-month bonus plan year, the maximum bonus opportunity is not earned, the difference between the maximum opportunity and the actual bonus earned, or the “carry-forward opportunity” (“CFO”) can be re-earned over the next two years by achieving the corresponding goal (i.e., target through maximum) in those years. However, performance in years 2 and 3 must be at or above target for any amount to be earned. Fifty percent of the US can be earned in the immediately proceeding year, with the remaining 50 percent being re-earnable in the year thereafter. If not re-earned in the specified year, the opportunity expires.

Overlapping carry-forward opportunities can exist if the maximum bonus is not earned in consecutive years.

Performance Metrics/Goals	EV will be the exclusive performance measure and, thereby, the level of achievement of the EV goal will determine 100 percent of each participant’s bonus.

Every three years EV goals will be established for a three-year period. These three-year goals should be considered fixed, absent the occurrence of any significant unforeseeable events. The three-year goal will be communicated to participants in terms of three annual goals. The level of achievement of the annual goal will determine the value of the earned award each year.

Weighting	The level of achievement of the EV goal will be weighted for corporate, versus group, versus business unit performance, dependent upon where each participant is employed within the organization.

Termination of Employment	If a participant’s employment is terminated due to normal retirement (as defined under the Company’s qualified retirement plan), death, or permanent disability, at any time prior to the end of the plan year in which any annual bonus is otherwise earned, the participant will receive a pro rata payout of the actual bonus earned, based on the number of days actively employed during the bonus plan year. This pro rata bonus will be paid after the end of the corresponding plan year, at the same time active participants receive their bonus payouts. If a participant’s employment is terminated for any other reason, prior to the end of the plan year in which any annual bonus is otherwise earned, the participant shall not be eligible to receive a payout for that year.

Notwithstanding the above, upon a Change in Control and for two years thereafter, if a participant’s employment is terminated involuntarily by the Company without Cause, or voluntarily by the participant for Good Reason, then the participant shall receive a pro rata portion of their target bonus for the year of termination, within ten calendar days of termination.

“Cause” and “Good Reason” shall have definitions identical to those contained in the Executive Change-in-Control Agreements.

“Umbrella” Pool Plan Design	The plan will be structured so that payouts will be exempt from the Internal Revenue Code Section 162(m) “$1 million” nondeductibility rules. To accomplish this exemption, separate and distinct from the EV plan design, a bonus pool will be established annually (for the proxy reported executives) based on a single, fixed financial metric (e.g., 1.5% of net income). The Committee will then use “negative discretion” to award bonuses based on the EV performance criteria using the actual minimum, target, and maximum award opportunities by position. As long as the actual bonuses paid (using the EV criteria) are less than the amount as determined by the umbrella pool approach, all payouts should be exempt as being “performance based” under Section 162(m).

Note: This approach will require shareholder approval of the umbrella pool formula and maximum opportunities for each proxy reported participant, among other details. These provisions will be made a part of the long-term incentive plan document (which also will require shareholder approval via the next proxy statement).

Deferral of Bonus Dollars	Executives who otherwise participate in the Company’s voluntarily deferral plan will be allowed to voluntary defer all or any portion of amounts earned under this bonus plan, subject to properly executed deferral elections.